Certain information has been excluded from the Second Amendment on the following pages because (i) it is not material and (ii) would be competitively harmful if publicly disclosed.

Second Amendment

to

Master Services Agreement

For

AlphaMark Investment Trust

This Second Amendment, dated as of March 1, 2020, amends and revises the Master Services Agreement dated May 29, 2018, as previously amended on January 1, 2020 (the “Agreement”) between AlphaMark Investment Trust (the “Trust”), an Ohio business trust and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement as described below:

1.	Section 8. Term – 8.2. Renewal Terms is deleted and replaced with the following:

Immediately following the Initial Term, this Agreement shall automatically renew through April 30, 2022 (the ''First Renewal Term"') and shall thereafter renew for successive one-year periods (each a “Subsequent Renewal Term”). The First Renewal Term and each Subsequent Renewal Term shall be referred to as a “Renewal Term.”

2.	The Fee Letter to the Agreement – Fees - Section 1.1 is deleted and replaced with the following:

[REDACTED – The Fee Letter to the Agreement has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

Except as set forth is this Second Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Second Amendment and the Agreement, the terms of this Second Amendment will prevail. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties agree that this Second Amendment is effective as of March 1, 2020.

*Signatures are located on the next page

	AlphaMark Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ Michael L. Simon	By:	/s/ David K. James
Name:	Michael L. Simon	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer